October 21, 2019

Northern Lights Fund Trust

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Re:       Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1,214 under the Securities Act of 1933, as amended to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1,230 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/__________________

THOMPSON HINE LLP